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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of Time Warner Inc. ("TWI") and Time Warner Capital I, Time Warner Capital II and Time Warner Capital III (each a "Trust") and related Prospectus Supplement of TWI and Time Warner Capital I for the registration of Preferred Trust Securities of the Trusts, Subordinated Debentures of TWI, and the guarantees of Preferred Securities of the Trusts by TWI, and to the incorporation by reference therein of (i) our reports dated February 7, 1995 with respect to the consolidated financial statements and schedule of TWI and Time Warner Entertainment Company, L.P. included in TWI's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Amendment No. 1 thereto dated June 28, 1995 ("TWI's 1994 Form 10-K"), (ii) our report dated March 3, 1995 with respect to the combined financial statements of the Time Warner Service Partnerships incorporated by reference in TWI's 1994 Form 10-K, and (iii) our reports dated July 28, 1995 with respect to the financial statements of Newhouse Broadcasting Cable Division of Newhouse Broadcasting Corporation and Subsidiaries for each of the three years in the period ended July 31, 1994, and Vision Cable Division of Vision Cable Communications, Inc. and Subsidiaries for each of the three years in the period ended December 31, 1994, included in the Current Report on Form 8-K of TWI dated August 14, 1995, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

                                          ERNST & YOUNG LLP

New York, New York
November 6, 1995